Exhibit 99.2

Sport Supply Group to Get New Partner: Onex Corporation

Today, we announced the exciting news that we have entered into a merger agreement with an affiliate of ONCAP Management Partners, L.P. (“ONCAP”), the mid-market private equity business of Onex Corporation (a $12 billion investment firm based in Toronto, Canada), under which ONCAP will acquire majority control of Sport Supply Group, Inc.

Our senior management group has had an opportunity to get to know the ONCAP team over the past several months and we are confident this partnership opportunity is a positive development for all of our stakeholders, including our entire family of employees. ONCAP has a long history of success as an investor and value-added partner to its portfolio companies, as well as in-depth knowledge of our sector.  They have a history of working with companies like Sport Supply Group to achieve significant, profitable growth, helping to further establish companies as pre-eminent leaders in their industries.  ONCAP recognizes and highly values the strength of our Catalog and Road Sales Force businesses, our position in the marketplace, and our potential for expansion.  I suggest that you visit the websites for Onex and ONCAP to learn more about our partners (www.onex.com and www.oncap.com).

We believe this transaction creates tremendous opportunity for each of our stakeholders, employees, customers and suppliers. ONCAP’s commitment of resources to operational excellence, deep financial expertise, and demonstrated ability to successfully and profitably grow companies in which it invests will all be tremendous assets for Sport Supply and its employees.

Sport Supply Group’s management team will remain in place. In essence, not much will change in your day-to-day work experience at the Company. We want all of you to know how much we value the work you do and how much you’ve contributed to help make Sport Supply Group what it is today and we look forward to continuing our great work together for many years to come.

To address any questions that you may have, we have scheduled a company-wide call on Monday, March 15, 2010 at 5:00 p.m. Central Time (6:00 p.m. Eastern, 4:00 p.m. Mountain, 3:00 p.m. Pacific), so that you will have an opportunity to hear from Terry and me and ask questions.  The dial-in information for this company-wide call is as follows:

Toll free dial-in:	1-888-373-5705
Participant passcode:	814765

Finally, I want to thank you for all your hard work and commitment to Sport Supply Group. I hope you are as excited about this new chapter of our Company as we are.

Sincerely,
Adam Blumenfeld
Chief Executive Officer

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements, by their nature, are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The forward-looking statements include, without limitation, statements relating to the benefits of the proposed transaction, statements relating to future performance of Sport Supply Group, statements relating to the completion of the proposed transaction, and other statements containing words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions or statements of current expectation, assumption or opinion. There are a number of risks and uncertainties that could cause actual results to differ materially from these forward-looking statements, including the following: (1) Sport Supply Group may be unable to obtain stockholder approval as required for the transaction; (2) conditions to the closing of the transaction may not be satisfied; (3) the transaction may involve unexpected costs, liabilities or delays; (4) the business of Sport Supply Group may suffer as a result of uncertainty surrounding the transaction; (5) Sport Supply Group may be adversely affected by other economic, business, and/or competitive factors; (6) legislative developments; (7) changes in tax and other laws; (8) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (9) the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the transaction, and (10) other risks to consummation of the transaction, including the risk that the transaction will not be consummated within the expected time period or at all. Additional factors that may affect the future results of Sport Supply Group are set forth in its filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in Sport Supply Group’s Form 10-K for the fiscal year ended June 30, 2009 and Form 10-Q for the fiscal quarter ended December 31, 2009.

In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this document may not occur.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this document.  Sport Supply Group is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this document to reflect circumstances existing after the date of this document or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

Additional Information and Where to Find It

In connection with the proposed transaction, Sport Supply Group will file a proxy statement and other materials with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT SPORT SUPPLY GROUP AND THE PROPOSED TRANSACTION. Investors may obtain free copies of the proxy statement (when available) as well as other filed documents containing information about Sport Supply Group at http://www.sec.gov, the SEC’s free internet site. Free copies of Sport Supply Group’s SEC filings including the proxy statement (when available) are also available on Sport Supply Group’s internet site at http://www.sportsupplygroup.com/ under “Investors/SEC Filings.”

Sport Supply Group and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from Sport Supply Group’s stockholders with respect to the proposed transaction. Information regarding the officers and directors of Sport Supply Group is included in the definitive proxy statement filed with the SEC on October 7, 2009 with respect to Sport Supply Group’s fiscal 2010 annual meeting of stockholders. More detailed information regarding the identity of the potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the proposed transaction.